Exhibit 99
VIACOM REPORTS FIRST QUARTER RESULTS
Company Accelerates Transformation, with Further Progress against Key Strategic Initiatives
International Media Networks Deliver Seven Consecutive Quarters of Year-over-Year Revenue Growth
Completed Tender Offer for $1 Billion in Debt, Further Strengthening Balance Sheet
NEW YORK, February 8, 2018 - Viacom Inc. (NASDAQ: VIAB, VIA) today reported financial results for the first quarter of fiscal 2018 ended December 31, 2017.
Bob Bakish, President and Chief Executive Officer, said, “In the quarter, Viacom aggressively drove progress on our strategic plan, delivering improvements in our business and positioning the Company for the future. Viacom’s most-watched portfolio of domestic cable brands grew viewership share in the quarter, led by our powerful flagship networks, which now includes Paramount Network – the biggest and most ambitious network rebrand in our history. Internationally, we continue to deliver double-digit top-line and bottom-line Media Networks gains while launching innovative new partnerships in growth territories around the world.
“Viacom has also made considerable progress in its push to accelerate consumption and monetization on next-generation platforms, achieving substantial growth in worldwide digital advertising revenues, expanding distribution on fast-growing virtual MVPD and mobile services, and ramping up resources and talent at Viacom Digital Studios. Additionally, since the end of the quarter, we continued to expand our digital capabilities with the acquisition of influence marketer WHOSAY and the world's premier online video event, VidCon. In addition, our strategy to further diversify our core properties off-screen through live events, hospitality and consumer products continues to progress, with the much anticipated Broadway premiere of the SpongeBob SquarePants musical in the quarter, along with new initiatives across our portfolio.
“We remain deeply committed to maintaining strong financial discipline and delivering returns for our shareholders. In the quarter, Viacom continued to improve its leverage profile and we are on track to achieve $100 million in new cost savings in the current fiscal year, and hundreds of millions more in 2019.”

FISCAL YEAR 2018 RESULTS

(in millions, except per share amounts)	Quarter Ended December 31,		B/(W)
	2017	2016	2017 vs. 2016

GAAP
Revenues	$3,073	$3,324	(8)%
Operating income	717	706	2
Net earnings from continuing operations attributable to Viacom	535	396	35
Diluted EPS from continuing operations	1.33	1.00	33

Non-GAAP*
Adjusted operating income	$717	$748	(4)%
Adjusted net earnings from continuing operations attributable to Viacom	413	413	—
Adjusted diluted EPS from continuing operations	1.03	1.04	(1)

* Non-GAAP measures referenced in this release are detailed in the Supplemental Disclosures at the end of this release.

Revenues in the first fiscal quarter decreased 8%, or $251 million, to $3.07 billion, reflecting declines in Filmed Entertainment and Media Networks segments. Operating income increased 2% to $717 million, primarily reflecting lower total expenses including the impact of a $42 million restructuring charge recognized in the prior year quarter. Adjusted operating income decreased 4% to $717 million in the quarter. Net earnings from continuing operations attributable to Viacom grew 35%, or $139 million, to $535 million, principally due to the enactment of tax reform. Adjusted net earnings from continuing operations attributable to Viacom remained flat at $413 million in the quarter. Diluted earnings per share for the quarter increased $0.33 to $1.33, and adjusted diluted earnings per share decreased $0.01 to $1.03.
MEDIA NETWORKS
Media Networks revenues decreased 1% to $2.56 billion in the quarter, as a 1% increase in advertising revenues to $1.31 billion was more than offset by a 4% decrease in affiliate revenues to $1.09 billion. Domestic revenues declined 6% to $1.93 billion while international revenues grew 18% to $631 million. Excluding a 5-percentage point favorable impact from foreign exchange, international revenues increased 13% in the quarter, primarily driven by a 6-percentage point favorable impact from the acquisition of Telefe, as well as growth in Europe.
Domestic advertising revenues decreased 5% to $937 million, reflecting lower linear impressions partially offset by higher pricing, as well as growth in digital advertising revenue. International advertising revenues increased 22% to $371 million. Excluding a 5-percentage point favorable impact from foreign exchange, international advertising revenues increased 17%, principally due to a 10-percentage point favorable impact from the acquisition of Telefe, as well as growth in Europe.
Domestic affiliate revenues decreased 8% to $907 million, primarily due to subscriber declines and lower SVOD revenues, partially offset by rate increases. International affiliate revenues grew 18% to $187 million in the quarter. Excluding a 5-percentage point favorable impact from foreign exchange, international affiliate revenues grew 13%, driven by organic growth, as well as a 2-percentage point favorable impact from the acquisition of Telefe.
Ancillary revenues grew 5% to $158 million in the quarter, including a 2-percentage point favorable impact from foreign exchange. Domestic ancillary revenues increased 8% to $85 million and international ancillary revenues increased 1% to $73 million.
Adjusted operating income for Media Networks decreased 7% to $913 million in the quarter, principally due to an increase in segment expenses and lower revenues.
Performance highlights:

•	Carriage of Viacom programming returned to Suddenlink. Charter agreement signed in the quarter and full re-penetration on Charter's Select (most highly penetrated) tier achieved as of February 2018.

•	Viacom Digital Studios launched in November 2017 to accelerate production of digital-native content with a goal of doubling digital consumption across Viacom flagship brands by fiscal year end.

•
Viacom International Media Networks continued its strong performance, delivering double-digit revenue and profit gains. VIMN also expanded and diversified its footprint, with the launch of the Paramount+ service in the Nordics, mobile deals in Asia and Latin America and the launch of Spike (free-to-air) in Italy.

•
Viacom continues to hold the #1 share of basic cable viewing in all key demos, including Adults 18-49 and Kids 2-11, among others. Worldwide video consumption on Viacom sites, mobile apps and connected devices grew 38% year-over-year.

•
In January 2018, Paramount Network launched in the U.S. to solid early results. Its dynamic 2018 slate features cinematic original series, including Waco, Heathers, American Woman and Yellowstone; fan-favorites Lip Sync Battle, Ink Master and Bar Rescue; all-new Bellator events and a broad portfolio of films.

•
MTV grew primetime ratings by 14% and primetime share by 25% year-over-year, becoming the 2nd fastest growing entertainment network in primetime among the 40 largest cable channels. Video consumption across MTV’s digital properties increased 101% year-over-year as social video views grew 105%.

•
BET achieved a second consecutive quarter of double-digit ratings growth, up 16% year-over-year. The network, which has remained #1 with African Americans 18-49 for 16 straight years, finished the quarter with the two highest rated awards shows on cable: the Hip Hop Awards and the Soul Train Awards.

•
Nickelodeon remained at #1 with Kids 2-11 and 2-5 for the 10th straight quarter, and continued to expand its off-screen initiatives through SpongeBob SquarePants: The Broadway Musical; strong sales of Paw Patrol toys and other consumer products; and new offerings such as the SlimeZone VR experience.

•
Comedy Central delivered a year-over-year increase in audience share for the third straight quarter, with South Park maintaining its lead as the #1 primetime original comedy on cable for the fifth year in a row. Finishing January as the #1 entertainment cable network among millennial men, TV's top brand in comedy also announced the June return of Clusterfest to San Francisco after a strong 2017 debut.

•
VH1, TV Land and CMT each closed out the quarter with growth in ratings and share. VH1 achieved its 10th straight quarter of year-over-year ratings improvement, while TV Land and CMT recorded their highest-performing first quarters in three years.

FILMED ENTERTAINMENT
Filmed Entertainment revenues decreased 28% to $544 million in the quarter, with domestic revenues down 42% to $270 million, and international revenues down 6% to $274 million. Theatrical revenues declined 48% to $100 million due to the number and mix of current quarter releases. Domestic and international theatrical revenues decreased 49% and 46%, respectively. Licensing revenues decreased 13% to $213 million in the quarter. Domestic licensing revenues decreased 36% while international licensing revenues grew 8%, primarily driven by the mix of titles available in each market. Home entertainment revenues were down 25% to $183 million, principally due to the comparison against the release of Star Trek Beyond in the prior year quarter. Domestic home entertainment revenues decreased 38% while international revenues increased 1%. Ancillary revenues decreased 38% to $48 million, with domestic ancillary revenues down 49% and international ancillary revenues up 27%.
Filmed Entertainment reported an adjusted operating loss of $130 million in the quarter compared to $180 million in the prior year quarter, an improvement of $50 million that primarily reflects lower operating expenses.
Performance highlights:

•	Studio leadership continued to execute on its turnaround strategy to stabilize costs and strengthen its bottom line, improving year-over-year adjusted operating income by 28% in the quarter.

•
In November 2017, Paramount Pictures concluded two key production agreements with Hasbro and Skydance Media. The studio also signed a production pact with The Fast and the Furious producer Neal H. Moritz.

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Paramount Pictures continues to ramp up its production slate with upcoming tentpoles (e.g., Mission: Impossible, Top Gun: Maverick, World War Z 2), branded films from Paramount Players (e.g., What Men Want, Dora the Explorer) and Paramount Animation (e.g., SpongeBob The Movie), and SEGA's Sonic the Hedgehog.

•
Paramount Television continued its success, recently announcing a limited series adaptation of Catch-22 for Hulu, co-directed, produced by and starring George Clooney, as well as a revival of Mark Burnett's boxing series The Contender for EPIX. In January 2018, The Alienist premiered as cable's #1 new drama series this season in Live +3, reaching over 13 million viewers on TNT. This year will also feature the third seasons of Shooter on USA Network and Berlin Station on EPIX, as well as the return of Netflix's 13 Reasons Why and the premiere of Tom Clancy's Jack Ryan on Amazon.

BALANCE SHEET AND LIQUIDITY
In the quarter, the Company continued to execute on its plan to strengthen its balance sheet, reduce leverage and enhance liquidity, redeeming over $1.0 billion of senior notes and debentures. At December 31, 2017, total debt outstanding was $10.19 billion, compared with $11.12 billion at September 30, 2017, a reduction of $930 million.

The Company’s cash balance was $394 million at December 31, 2017, a decrease from $1.39 billion at September 30, 2017. In the quarter, net cash provided by operating activities decreased $147 million to $12 million.

About Viacom
Viacom is home to premier global media brands that create compelling entertainment content - including television programs, motion pictures, short-form content, games, consumer products, podcasts, live events and social media experiences - for audiences in 183 countries. Viacom's media networks, including Nickelodeon, Nick Jr., MTV, BET, Comedy Central, Paramount Network, VH1, TV Land, CMT, Logo, Channel 5 (UK), Telefe (Argentina), Colors (India) and Paramount Channel, reach approximately 4.3 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment. Paramount Television develops, finances and produces original programming for television and digital platforms.

For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our brands, programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments, alternative content offerings and their effects in our markets and on consumer behavior; the potential for loss of carriage or other reduction in the distribution of our content; significant changes in our senior leadership and the ability of our strategic initiatives to achieve their operating objectives; various uncertainties and risks related to a potential combination with CBS Corporation, including that an agreement may or may not be reached or may take an uncertain amount of time, and that the effect of any potential transaction on Viacom and our business cannot be ascertained at this time; economic fluctuations in advertising and retail markets, and economic conditions generally; evolving cybersecurity and similar risks; the impact of piracy; increased costs for programming, motion pictures and other rights; the loss of key talent; competition for content, audiences, advertising and distribution; fluctuations in our results due to the timing, mix, number and availability of our motion pictures and other programming; other domestic and global economic, political, business, competitive and/or regulatory factors affecting our businesses generally; changes in the Federal communications or other laws and regulations; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2017 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig Vice President, Corporate Communications and Corporate Affairs (212) 846-7503 jeremy.zweig@viacom.com Alex Rindler Senior Manager, Corporate Communications (212) 846-4337 alex.rindler@viacom.com	James Bombassei Senior Vice President, Investor Relations (212) 258-6377 james.bombassei@viacom.com Kareem Chin Vice President, Investor Relations (212) 846-6305 kareem.chin@viacom.com

VIACOM INC. CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Quarter Ended December 31,
(in millions, except per share amounts)	2017	2016

Revenues	$3,073	$3,324
Expenses:
Operating	1,563	1,819
Selling, general and administrative	740	701
Depreciation and amortization	53	56
Restructuring	—	42
Total expenses	2,356	2,618
Operating income	717	706
Interest expense, net	(147)	(156)
Equity in net earnings of investee companies	1	13
Gain/(loss) on extinguishment of debt	25	(6)
Other items, net	(3)	9
Earnings from continuing operations before provision for income taxes	593	566
Provision for income taxes	(42)	(158)
Net earnings from continuing operations	551	408
Discontinued operations, net of tax	2	—
Net earnings (Viacom and noncontrolling interests)	553	408
Net earnings attributable to noncontrolling interests	(16)	(12)
Net earnings attributable to Viacom	$537	$396
Amounts attributable to Viacom:
Net earnings from continuing operations	$535	$396
Discontinued operations, net of tax	2	—
Net earnings attributable to Viacom	$537	$396
Basic earnings per share attributable to Viacom:
Continuing operations	$1.33	$1.00
Discontinued operations	—	—
Net earnings	$1.33	$1.00
Diluted earnings per share attributable to Viacom:
Continuing operations	$1.33	$1.00
Discontinued operations	—	—
Net earnings	$1.33	$1.00
Weighted average number of common shares outstanding:
Basic	402.5	397.0
Diluted	402.6	397.9
Dividends declared per share of Class A and Class B common stock	$0.20	$0.20

VIACOM INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions, except par value)	December 31, 2017	September 30, 2017

ASSETS
Current assets:
Cash and cash equivalents	$394	$1,389
Receivables, net	3,125	2,970
Inventory, net	959	919
Prepaid and other assets	527	523
Total current assets	5,005	5,801
Property and equipment, net	936	978
Inventory, net	3,978	3,982
Goodwill	11,660	11,665
Intangibles, net	305	313
Other assets	947	959
Total assets	$22,831	$23,698

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$351	$431
Accrued expenses	654	869
Participants' share and residuals	800	825
Program obligations	698	712
Deferred revenue	421	463
Current portion of debt	120	19
Other liabilities	494	434
Total current liabilities	3,538	3,753
Noncurrent portion of debt	10,069	11,100
Participants' share and residuals	339	384
Program obligations	485	477
Deferred tax liabilities, net	235	294
Other liabilities	1,285	1,323
Redeemable noncontrolling interest	249	248
Commitments and contingencies
Viacom stockholders' equity:
Class A common stock, par value $0.001, 375.0 authorized; 49.4 and 49.4 outstanding, respectively	—	—
Class B common stock, par value $0.001, 5,000.0 authorized; 353.1 and 353.0 outstanding, respectively	—	—
Additional paid-in capital	10,129	10,119
Treasury stock, 393.7 and 393.8 common shares held in treasury, respectively	(20,585)	(20,590)
Retained earnings	17,582	17,124
Accumulated other comprehensive loss	(576)	(618)
Total Viacom stockholders' equity	6,550	6,035
Noncontrolling interests	81	84
Total equity	6,631	6,119
Total liabilities and equity	$22,831	$23,698

VIACOM INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Quarter Ended December 31,
(in millions)	2017	2016
OPERATING ACTIVITIES
Net earnings (Viacom and noncontrolling interests)	$553	$408
Discontinued operations, net of tax	(2)	—
Net earnings from continuing operations	551	408
Reconciling items:
Depreciation and amortization	53	56
Feature film and program amortization	1,047	1,089
Equity-based compensation	14	23
Equity in net earnings and distributions from investee companies	4	13
Deferred income taxes	(91)	(63)
Operating assets and liabilities, net of acquisitions:
Receivables	(93)	(323)
Production and programming	(1,191)	(1,020)
Accounts payable and other current liabilities	(232)	(45)
Other, net	(50)	21
Net cash provided by operating activities	12	159

INVESTING ACTIVITIES
Acquisitions and investments, net	(2)	(343)
Capital expenditures	(28)	(52)
Proceeds received from asset sales	23	—
Proceeds received from grantor trusts	2	46
Net cash used in investing activities	(5)	(349)

FINANCING ACTIVITIES
Borrowings	—	1,285
Debt repayments	(1,000)	(900)
Commercial paper	100	—
Dividends paid	(80)	(79)
Other, net	(22)	(14)
Net cash provided by/(used in) financing activities	(1,002)	292
Effect of exchange rate changes on cash and cash equivalents	—	(38)
Net change in cash and cash equivalents	(995)	64
Cash and cash equivalents at beginning of period	1,389	379
Cash and cash equivalents at end of period	$394	$443

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile our results for the quarters ended December 31, 2017 and 2016 to adjusted results that exclude the impact of certain items identified as affecting comparability. We use consolidated adjusted operating income, adjusted earnings from continuing operations before provision for income taxes, adjusted provision for income taxes, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted earnings per share (“EPS”) from continuing operations, as applicable, among other measures, to evaluate our actual operating performance and for planning and forecasting of future periods. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America, they should not be considered in isolation of, or as a substitute for, operating income, earnings from continuing operations before provision for income taxes, provision for income taxes, net earnings from continuing operations attributable to Viacom and diluted EPS from continuing operations as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)
	Quarter Ended December 31, 2017
	Operating Income	Earnings from Continuing Operations Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results (GAAP)	$717	$593	$42	$535	$1.33
Factors Affecting Comparability:
Gain on extinguishment of debt (2)	—	(25)	(6)	(19)	(0.05)
Discrete tax benefit (3)	—	—	103	(103)	(0.25)
Adjusted results (Non-GAAP)	$717	$568	$139	$413	$1.03

	Quarter Ended December 31, 2016
	Operating Income	Earnings from Continuing Operations Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results (GAAP)	$706	$566	$158	$396	$1.00
Factors Affecting Comparability:
Restructuring (4)	42	42	14	28	0.07
Loss on extinguishment of debt (5)	—	6	2	4	0.01
Discrete tax benefit (6)	—	—	15	(15)	(0.04)
Adjusted results (Non-GAAP)	$748	$614	$189	$413	$1.04

(1) The tax impact has been calculated by applying the tax rates applicable to the adjustments presented.
(2) We redeemed senior notes and debentures totaling $1.039 billion in the quarter ended December 31, 2017. As a result, we recognized a pre-tax extinguishment gain of $25 million.
(3) The net discrete tax benefit in the quarter ended December 31, 2017 was principally related to the United States' enactment of the Tax Cuts and Jobs Act.
(4) We recognized a pre-tax restructuring charge of $42 million in the quarter ended December 31, 2016 for severance associated with management changes.
(5) We redeemed senior notes totaling $900 million in the quarter ended December 31, 2016. As a result, we recognized a pre-tax extinguishment loss of $6 million.
(6) The net discrete tax benefit in the quarter ended December 31, 2016 was principally related to the reversal of a valuation allowance on net operating losses upon receipt of a favorable tax authority ruling.

The following table includes a reconciliation of net cash provided by operating activities (GAAP) to free cash flow and operating free cash flow (non-GAAP). We define free cash flow as net cash provided by operating activities minus capital expenditures, as applicable. We define operating free cash flow as free cash flow, excluding the impact of the cash premium on the extinguishment of debt, as applicable. Free cash flow and operating free cash flow are non-GAAP measures. Management believes the use of these measures provides investors with an important perspective on, in the case of free cash flow, our liquidity, including our ability to service debt and make investments in our businesses, and, in the case of operating free cash flow, our liquidity from ongoing activities.

Reconciliation of net cash provided by operating activities to free cash flow and operating free cash flow (in millions)	Quarter Ended December 31,		Better/ (Worse)
	2017	2016	$
Net cash provided by operating activities (GAAP)	$12	$159	$(147)
Capital expenditures	(28)	(52)	24
Free cash flow (Non-GAAP)	(16)	107	(123)
Debt retirement premium	—	6	(6)
Operating free cash flow (Non-GAAP)	$(16)	$113	$(129)